UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2014

VISANT CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	333-120386	90-0207604
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

357 Main Street
Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 19, 2014, Visant Corporation (the “Company”) entered into a memorandum of understanding (the “MOU”) with OCM Luxembourg Ileos Holdings S.Á.R.L. (“Ileos”) regarding the parties’ intention to enter into an agreement to combine their respective wholly owned subsidiaries, Arcade Marketing and Bioplan, resulting in the formation of a new strategic venture. The MOU, which is a binding agreement, formalizes the status of the parties’ discussion to finalize negotiations of an omnibus transaction agreement once certain employee consultations processes in France are complete. Pursuant to the contemplated transaction agreement, the parties will contribute their respective interests in Arcade Marketing and Bioplan to a new company to be controlled by Ileos. Visant’s stockholders will directly or indirectly retain a minority interest in the new company. The MOU provides for a $10 million termination fee if a party fails to execute the contemplated transaction agreement, subject to certain conditions having been met. The closing of the proposed transaction will be subject to customary closing conditions and regulatory review and is expected to occur by the beginning of the fourth quarter of 2014.

On July 21, 2014, Ileos and the Company issued a joint press release announcing the entry into the MOU. A copy of the press release is furnished hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99	Joint press release dated July 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT CORPORATION

Date: July 21, 2014	/s/ MARIE D. HLAVATY
Marie D. Hlavaty
Senior Vice President, Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
99	Joint press release dated July 21, 2014